REVOLVING CREDIT LOAN AGREEMENT
THIS REVOLVING CREDIT LOAN AGREEMENT (this “Loan Agreement”) is made and entered into as of July 28, 2017 by and between CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation (the “Borrower”), and PINNACLE BANK, a Tennessee banking corporation (the “Lender”).
RECITALS:
A.    The Borrower has requested that the Lender extend it a revolving credit facility.
B.    The Lender is willing to extend the revolving credit facility to Borrower pursuant to the terms of this Agreement and the Loan Documents (as such term is defined herein).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Borrower and the Lender agree as follows:
ARTICLE I
LOAN
1.1    Loan.
(a)    Loan. Subject to the Conditions Precedent and the other terms and conditions contained in this Agreement and in the other Loan Documents, and in reliance upon the representations, warranties and covenants in this Agreement and the other Loan Documents, Lender agrees to make Advances to Borrower on a revolving credit basis up to $12,000,000.00 from time to time until the Maturity Date, as evidenced by and pursuant to the Note.
(b)    Advances. The Borrower shall comply with the terms of Section 1.3 herein and this Agreement concerning the procedure to follow when requesting an Advance under the Note.
1.2    Interest. Interest shall accrue on all amounts advanced under the Note at LIBOR, plus the Applicable Margin, as described within the Note, except that interest shall accrue at the Default Rate following the occurrence of an Event of Default (regardless of whether notice thereof has been given to Borrower).
1.3    Borrowing Procedures for the Loan. The Borrower shall give the Lender written notice requesting an Advance (or telephonic notice promptly confirmed in writing), substantially in the form and substance acceptable to Lender (a “Notice of Revolving Borrowing”), prior to 11:00 a.m. (Nashville Time) on the requested date of each Advance. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Advance, and (ii) the date of such Advance (which shall be a Business Day). If such request is received prior to 11:00 a.m. (Nashville Time), Lender shall use its best efforts to fund an Advance on the same day. Borrower acknowledges that Lender may be delayed in funding an Advance because of the need to confirm the dollar-for-dollar collateralization requirements.
1.4    Use of Proceeds. Proceeds of the Note shall be used for working capital and general corporate purposes.
1.5    Payments to Lender’s Office; Right of Offset. Each payment under the Note shall be made to Lender at Lender’s office for the account of Lender in United States currency on the date such payment is due. Lender may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of Borrower with Lender (excluding any accounts held in Borrower’s name as a trustee or fiduciary). Lender shall promptly notify Borrower of any such setoff, but Lender’s failure to give such notice shall not affect the validity thereof.

1.6    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Lender a commitment fee related to the loan evidenced by the Note in the amount equal to $30,000.00.
(b)    Non-Use Fee. Commencing with the quarter ending on September 30, 2017 and on the last day of each consecutive March, June, September, and December, until and including the Maturity Date, the Borrower shall pay to Lender a fee equal to twenty-five (25) basis points of the average unused availability under the Note during the preceding calendar quarter, such fee to be prorated for any partial quarter; provided that if the principal amount of the Note is increased, then the twenty-five (25) basis points non-use fee shall be calculated to include the unused portion of the increased principal amount. The non-use fee shall be calculated within fifteen (15) days of each quarter end and shall be immediately paid by Borrower upon notice of such amount.
1.7    Increase of Availability Under Note. Provided that no Default or Event of Default under the Note exists or is threatened, the Borrower, from time to time, may request in writing that the Lender increase the principal amount available under the Note by an aggregate principal amount of up to an additional $8,000,000.00; provided that the Lender in the exercise of its sole discretion shall determine whether it will or will not fund any requested increase. In connection with any request by the Borrower for an increase, the following shall apply:
(a)    each approved increase must be in a minimum amount of no less than $1,000,000.00;
(b)    no request for an increase shall be delivered to Lender less than ninety (90) days prior to the Maturity Date;
(c)    the Borrower’s request to the Lender for an increase shall be made in writing at least thirty (30) Business Days prior to the date the Borrower desires the requested increase to be funded and in connection with any such written request the Borrower shall submit:
(i)    the purpose for the increase,
(ii)    Borrower’s calculations, including pro-forma calculations, establishing to Lender’s satisfaction that none of the financial covenants set forth in the Loan Documents have been violated, nor will such be violated immediately after any approved funding, and
(iii)    Borrower’s certification that all representations and warranties contained in the Loan Documents are true and correct as of the date of the request, and that no Default or Events of Default under the Loan Documents exist or are threatened.
The Lender shall review the request by Borrower for an increase in funding, and the Lender, in the exercise of its sole discretion, shall determine whether to approve any request. In the event the Lender elects to fund any requested increase, Borrower shall:
(a)    cause the Lender to receive, at Borrower’s expense, satisfactory evidence that the lien and security interest against the Collateral remains a first perfected security interest in favor of Lender, subject to no encumbrance objectionable to Lender;
(b)    cause the Lender to receive all loan documentation required by Lender to evidence the increase, including without limitation, such loan documentation as required to insure that all guaranties and security agreements include the increase;

(c)    pay to Lender all costs and expenses incurred by Lender in connection with the increase, including, without limitation, indebtedness tax, UCC filing costs, and attorney fees; and
(d)    pay to Lender a loan fee equal to ten (10) basis points of the amount by which the Note is increased.
1.8    Usury. The parties to this Agreement intend to conform strictly to applicable usury laws as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Tennessee), then, in that event, notwithstanding anything to the contrary in any Loan Document, Borrower and Lender agree as follows: (a) the aggregate of all consideration that constitutes interest under applicable law which is contracted for, charged or received under any of the Loan Documents or otherwise in connection with the Indebtedness, shall under no circumstance exceed the amount collectible at the maximum lawful rate of interest permitted by applicable law, and any excess shall be credited on the Indebtedness by the holder thereof (or, if the Indebtedness shall have been paid in full, refunded to Borrower); and (b) if the maturity of the Indebtedness is accelerated by reason of an election of the holder resulting from any Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest permitted by applicable law, and excess interest, if any, for which this Agreement provides, or otherwise, shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited against the Indebtedness (or, if the Indebtedness shall have been paid in full, refunded to Borrower).
ARTICLE II
COLLATERAL AND GUARANTIES
2.1    Collateral.
(a)    The Obligations shall be secured by a first-priority, perfected security interest in all of the presently existing and hereafter acquired assets of the Borrower and all Guarantors, including, without limitation, their respective accounts, accounts receivable, payments, furniture, equipment, inventory, machinery, general intangibles (including Equity Interests), chattel paper, instruments, documents, contract rights, choses in action, corporate or other business records, marketable securities, stock and other securities, brokerage accounts, depository accounts, cash, cash equivalents, intellectual property rights, trademarks, copyrights, patents, patent applications, trade secrets, goodwill, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, tort claims, and proceeds arising out of or in connection with the foregoing all as evidenced by security agreements, UCC financing statements, and any other documentation, all as evidenced by, and described in more detail in, the Security Documents.
(b)    The Obligations shall be secured by all Property hereafter pledged and delivered to Lender to secure the Obligations, and all Property in which any Person has granted or hereafter grants Lender a lien or security interest to secure the Obligations.
2.2    Guaranties. The Obligations shall be jointly and severally guaranteed by the Guarantors.
2.3    Cross‑Collateralization. Any and all Collateral described in Section 2.1 above shall stand as security and collateral for all Obligations of the Borrower and Guarantors to Lender, whether incurred pursuant to the terms of the Loan Documents or otherwise, and whether presently existing or hereafter incurred. This cross-collateralization provision is a material factor in Lender’s willingness to enter into this Agreement and to extend credit hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce Lender to enter this Agreement and extend credit under this Agreement, Borrower covenants, represents, and warrants to Lender that as of the date hereof and as of the Closing Date:
3.1    Existence and Qualification. Borrower is a corporation, legally existing and in good standing under the laws of the State of Tennessee, and is duly qualified to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect. All Guarantors are duly existing and validly formed in the state of their formation, and all Guarantors are duly qualified to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.
3.2    Power and Authorization. The Borrower and the Guarantors are duly authorized and empowered to execute, deliver, and perform under all Loan Documents to which each is a party, in accordance with their respective organizational documents.
3.3    Binding Obligations. This Agreement is, and the Note and other Loan Documents to which each is a party when executed and delivered in accordance with this Agreement will be, legal, valid and binding upon and against the Borrower and the Guarantors, as applicable, and their respective Properties, enforceable in accordance with their respective terms, subject to no defense, counterclaim, set‑off, or objection of any kind.
3.4    No Legal Bar or Resultant Lien. The execution, delivery and performance of the Loan Documents by the Borrower and each Guarantor does not constitute a default under, and will not violate any provisions of the organizational documents of the Borrower or any Guarantor or any contract, agreement, law, regulation, order, injunction, judgment, decree, or writ to which the Borrower or any Guarantor is subject, nor result in the creation or imposition of any lien upon any Properties of Borrower or any Guarantor, other than those contemplated by the Loan Documents.
3.5    No Consent. The execution, delivery, and performance of the Loan Documents by the Borrower and each Guarantor does not require the consent or approval of any other Person, if the failure to obtain the same would have a Material Adverse Effect.
3.6    Financial Condition. The audited consolidated financial statements of the Borrower and each Guarantor for the fiscal year ended December 31, 2016, were prepared in accordance with GAAP, consistently applied, and such financial statements present fairly the financial condition of the Borrower and each Guarantor, as applicable, as of the date or dates and for the period or periods stated therein, subject to finalizing adjustments determined not to be material. No Material Adverse Change has occurred since the date of such financial statements.
3.7    Litigation. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Guarantor that involves the possibility of any judgment or liability not fully covered by insurance and that may have a Material Adverse Effect on the business or the Properties of the Borrower or any Guarantor or their respective ability to carry on their respective business as now conducted.
3.8    Taxes; Governmental Charges. The Borrower and each Guarantor have filed or caused to be filed all tax returns and reports required to be filed. The Borrower and each Guarantor have paid all due and payable taxes, assessments, fees, and other governmental charges levied upon them or upon any of their respective Properties or income including interest and penalties. Borrower and each Guarantor have made all required withholding deposits.

3.9    Title, Etc. Borrower and each Guarantor have good title to the Collateral, free and clear of all liens except those securing the Indebtedness and Permitted Liens. Neither the Borrower nor any of the Guarantors own any real property.
3.10    Intellectual Property. Except to the extent that a failure to do so will not have a Material Adverse Effect, the Borrower and each Guarantor possess or have the right to use all trademarks, service marks, copyrights, trade names, patents, licenses, and other intellectual property, and rights therein, as are necessary for the conduct of its business as now conducted and presently proposed to be conducted, without conflict with the rights or claimed rights of others.
3.11    No Default. Except to the extent that the same will not have a Material Adverse Effect, neither the Borrower nor any Guarantor is in default in any respect that affects its business, Properties, operations, or condition, financial or otherwise, under any indenture, mortgage, deed of trust, credit agreement, note, agreement, or other instrument to which the Borrower and any Guarantor is a party or by which it or their Properties are bound. Neither the Borrower nor any Guarantor is in violation of its organizational documents.
3.12    Casualties; Taking of Properties, Etc. Neither the business nor the Properties of the Borrower and any Guarantor have been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property, cancellation of contracts, permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy in such a way as to have a Material Adverse Effect.
3.13    Compliance with Laws, Etc. Except to the extent the same will not have a Material Adverse Effect, neither the Borrower nor any Guarantor is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which the Borrower or any Guarantor or any of their respective Properties is subject, including without limitation any Environmental Law. Neither the Borrower nor any Guarantor has failed to obtain any material license, permit, franchise, or other governmental authorization necessary to the ownership of any of their respective Properties or to the conduct of their respective business.
3.14    ERISA. The Borrower and all Guarantors are in compliance in all material respects with the applicable provisions of ERISA. Neither the Borrower nor any Guarantor has incurred any material “accumulated funding deficiency” within the meaning of ERISA, and has not incurred any material liability to PBGC in connection with any Plan.
3.15    Trade Names. Neither the Borrower nor any Guarantor uses any trade names (and have not used any since the date of their respective formation).
3.16    Subsidiaries. The only Subsidiaries of the Borrower is the Guarantor and Cumberland Emerging Technologies, Inc.
3.17    Loans to Others. Neither the Borrower nor any Guarantor has made a loan to any board member, shareholder, officer, employee, or any other Person.
3.18    Leases and/or Warehouse Agreements. The locations at which the Borrower and/or any Guarantor maintain any portion of the Collateral are described on Schedule 3.18 hereof. Schedule 3.18 also identifies all leases and/or storage agreements related to such locations.
ARTICLE IV
CONDITIONS PRECEDENT

4.1    Initial Conditions. Lender’s obligation to enter into this Agreement is subject to the Conditions Precedent that Lender shall have received (or agreed in writing to waive or defer receipt of) all of the following, each duly executed, dated and delivered as of the Closing Date, in form and substance satisfactory to Lender and its counsel:
(a)    Note and Loan Documents. The Note, issued by Borrower and payable to the order of Lender, and all other Loan Documents, all duly executed by the Borrower and the Guarantors, as applicable;
(b)    Resolutions. Certified copies of resolution of the applicable governing body of the Borrower and the Guarantors authorizing the execution, delivery, and performance, respectively, of this Agreement and all Loan Documents;
(c)    Certificate of Existence. A certificate of existence regarding the Borrower and all Guarantors certified by the Secretary of State of the formation of such Borrower and/or Guarantors, containing no facts objectionable to Lender, together with appropriate certificates of authorization to do business in the State of Tennessee and any other states in which the Borrower or any Guarantor is required to qualify to do business;
(d)    Organizational Documents. Copies of the organizational documents of Borrower and the Guarantors, certified by the secretary of each;
(e)    UCC-11 Reports. UCC-11 Reports containing no matter objectionable to Lender.
(f)    Opinion Letter. An opinion letter from counsel to the Borrower and the Guarantors in form and substance acceptable to Lender;
(g)    Insurance. Evidence that all insurance required by Lender under this Agreement and any other Loan Document is in place and effective (including, without limitation, any required flood insurance);
(h)    W-9, Etc. An executed W-9 form for the Borrower and each Guarantor and all documentation necessary to comply with the Patriot Act, including, without limitation, copies of the driver’s license of each Individual Guarantor;
(i)    Year-End Financials. Delivery to and approval by Lender of the Borrower’s annual audited consolidated financial statements for the fiscal year ending on December 31, 2016;
(j)    Payoff Letters. Payoff letters from SunTrust Bank in form and substance satisfactory to Lender;
(k)    Other. Such other documents as Lender may reasonably request.
4.2    All Advances. After the Closing Date, Lender’s obligation to make Advances under the Note is subject to the following additional Conditions Precedent, which must be satisfied each time an Advance is requested:
(a)    Representations. The representations of the Borrower contained in Article III shall be true and correct as of the date of the requested Advance, except as to (i) representations and warranties expressly made as of a specified date, which shall remain true and correct as of such specified date, and (ii) changes occurring after the Closing Date caused by transactions permitted under the Loan Agreement;

(b)    Material Adverse Event. No Material Adverse Event has occurred and is continuing; and
(c)    No Default. No Default or Event of Default has occurred and continues to exist.
ARTICLE V
AFFIRMATIVE COVENANTS
Borrower covenants that, during the term of this Agreement (including any extensions hereof) and until all Indebtedness shall have been finally paid in full and all Indebtedness shall have been fully discharged, unless Lender shall otherwise first consent in writing, the Borrower shall:
5.1    Financial Statements and Reports. Promptly furnish to Lender:
(a)    Annual Reports. As soon as available, and in any event within one hundred fifty (150) days after the close of each fiscal year end of the Borrower, cause the Lender to receive the annual audited consolidated financial statements of the Borrower, certified by BDO USA or another independent registered public accounting firm approved by Lender in its reasonable discretion, which financial statements set forth the balance sheet, related statements of income, and cash flows as at the end of such year, all prepared in accordance with GAAP;
(b)    Quarterly Reports. As soon as available and in any event within forty-five (45) days of each quarter end, cause to be delivered to Lender the company prepared consolidated financial statements of the Borrower, setting forth the balance sheet of the Borrower and the related statements of income, and cash flows as of the end of such quarter, all prepared in accordance with GAAP and certified by the Borrower’s chief financial officer as being true and accurate;
(c)    Compliance Certificate. As soon as available, and in any event within forty-five (45) days of the last day of the end of each fiscal quarter, the Borrower shall deliver to Lender a Compliance Certificate evidencing Borrower’s compliance or noncompliance with the financial covenant(s) set forth herein;
(d)    Rule 10b5-1 Trading Plan. As soon as available and in any event within fifteen (15) days of each quarter end, cause to be delivered to Lender (i) copies of its Rule 10b5-1 trading plan, and (ii) a summary of any repurchase or redemption during the prior fiscal quarter outside the parameters of any applicable Rule 10b5-1 trading plan.
(e)    Other Information. Promptly upon its becoming available, deliver such other material information about Borrower, the Guarantors, the Collateral, or the Indebtedness as Lender may reasonably request from time to time.
5.2    Taxes and Other Liens. Pay and discharge, and cause each Guarantor to pay and discharge, prior to delinquency, all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income or Property as well as all claims of any kind (including claims for labor, materials, supplies, and rent) which, if unpaid, might become a Lien upon any or all of its Property; provided, however, that neither the Borrower nor any Guarantor shall be required to pay any such tax, assessment, charge, levy, or claim if the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, no Lien attaches to any of the Property of Borrower and/or any Guarantor or Borrower or any Guarantor, as applicable, has established reserves therefor adequate under GAAP.
5.3    Maintenance. Maintain, and cause each Guarantor to maintain, their respective organizational existence, name, rights, and franchises.

5.4    Further Assurances. Promptly cure, and cause each Guarantor to cure, any defects in the creation, issuance, and delivery of the Loan Documents to which it is a party. Borrower at its expense promptly will execute and deliver, and cause each Guarantor to execute and deliver, to Lender upon request all other and further documents, agreements, and instruments reasonably required in order to comply with or accomplish the covenants and agreements of the Borrower and all Guarantors in the Loan Documents, or to evidence further and to describe more fully any Collateral intended as security for the Indebtedness or to correct any omissions in the Loan Documents, or to state more fully the Indebtedness and agreements set out in any of the Loan Documents, or to perfect, protect, or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or to obtain any consents as may be reasonably necessary or appropriate in connection therewith.
5.5    Accounts and Records. Keep books of record and account, and cause each Guarantor to keep books of record and account, in which full, true, and correct entries will be made of all dealings or transactions in accordance with GAAP, except only for changes in accounting principles or practices with which Borrower’s certified public accountants concur and which changes have been reported to Lender in writing and with an explanation thereof.
5.6    Notice of Certain Events. Promptly give to Lender, if Borrower learns of the occurrence of any of the following events, notice of (a) any event that constitutes a Default or an Event of Default, together with a detailed statement by a responsible officer of the Borrower of the steps being taken as a result thereof; or (b) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture, or other evidence of Debt of the Borrower and/or any Guarantor or of any security (as defined under the Securities Act of 1933, as amended) of the Borrower and/or any Guarantor with respect to a claimed default, together with a detailed statement by a responsible officer of the Borrower and/or any Guarantor specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower and/or any Guarantor is taking or proposes to take with respect thereto; or (c) any legal, judicial, or regulatory proceedings affecting the Borrower or any Guarantor in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a Material Adverse Effect; or (d) any dispute between the Borrower or any Guarantor and any governmental or regulatory authority or any other person, entity, or agency which, if adversely determined, would have a Material Adverse Effect; or (e) a change to the position of Chief Executive Officer of the Borrower at least 30 days prior to the effective date of such change; or (f) any Material Adverse Change, either individually or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs, or circumstances of the Borrower from those reflected in the financial statements of the Borrower delivered to Lender pursuant to this Agreement or from the facts warranted or represented in any Loan Document.
5.7    Compliance with Laws. Observe and comply, and cause each Guarantor to observe and comply, (to the extent necessary so that any failure will not have a Material Adverse Effect) with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, and requirements of all federal, state, county, municipal, and other governments, including without limitation all Environmental Laws.
5.8    ERISA Information and Compliance. Except to the extent that a failure to do so will not have a Material Adverse Effect, comply, and cause each Guarantor to comply, with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which the Borrower or any Guarantor is a party or is otherwise subject. The Borrower and any Guarantor shall provide Lender with notice of any “reportable event” or “prohibited transaction” or the imposition of a “withdrawal liability” within the meaning of ERISA.
5.9    Insurance. Obtain and maintain in full force and effective the following:

(a)    Hazard insurance, including, without limitation, coverage for fire, vandalism, malicious mischief, earthquake, and windstorm damage, which insurance: (i) must be issued by an insurance company reasonably acceptable to Lender and licensed to transact business in Tennessee, (ii) must contain a standard mortgagee clause designating the Lender, its successors and assigns, as additional insured, and (iii) must contain provisions for written notice to Lender at least thirty (30) days prior to any cancellation, termination, or modification thereof or of any coverage, provided that if such cancellation or termination is due to non-payment of premiums, the time period for such notice may not be less than ten (10) days;
(b)    Public liability insurance issued by an insurance company acceptable to Lender in such amounts and containing such terms as acceptable to Lender, naming Lender as an additional insured; and
(c)    All such other insurance as required by the provisions of any other Loan Documents.
ARTICLE VI
NEGATIVE COVENANTS
The Borrower covenants and agrees that, during the term of this Agreement and until all Indebtedness shall have been finally paid in full and all Indebtedness shall have been fully discharged, unless Lender shall otherwise first consent in writing, Borrower will not, nor will Borrower permit any Guarantor, either directly or indirectly:
6.1    Nature of Business. Suffer or permit any Material Adverse Change to be made in the character of the business it or any Guarantor engages in as of the Closing Date.
6.2    Mergers, Etc. Merge or consolidate, or allow any Guarantor to merge or consolidate, with or into any other Person except through a permitted Acquisition and unless the Borrower or such Guarantor is the surviving entity.
6.3    Proceeds of Loan. Permit the proceeds of the Loan to be used for any purpose other than those permitted under this Agreement.
6.4    Change in Control. Permit any Change in Control of Borrower or any Guarantor.
6.5    Notice of Additional Debt. Incur or permit any of the Guarantors to incur any additional Debt without Lender’s prior written consent with the exception of unsecured borrowings, purchase money loans, and capital lease obligations less than $2,000,000 in the aggregate for the Borrower and the Guarantors combined in any fiscal year; provided that, prior to any such additional Debt, Borrower shall provide evidence satisfactory to Lender, in form and substance, that no Event of Default will occur or shall be threatened as a result of the incurrence of such additional Debt.
6.6    Liens. Voluntarily or involuntarily permit, or allow any Guarantor to permit, any lien or encumbrance to attach to its assets excluding liens in favor of Lender and Liens securing any purchase money Debt permitted under Section 6.5 above.
6.7    Funded Debt Ratio. Permit the Funded Debt Ratio of the Borrower as calculated for the Borrower and its Subsidiaries at the end of each fiscal quarter on a rolling four quarter basis to exceed 2.50 to 1.00.
6.8    Subsidiaries. Create or acquire any Subsidiary except through a permitted Acquisition; provided that if the Lender, in its discretion, consents to the creation or acquisition of any Subsidiary, then such approved Subsidiary shall be required to execute and provide such documentation as required by Lender to become a Guarantor hereunder and to grant a first perfected security interest in favor of Lender in all of its assets to secure repayment by Borrower of all Indebtedness.
6.9    Loans, Advances to Others, Etc. Take, or permit any Guarantor to take, any of the following actions: (a) extend a loan to any Person, or (b) make an investment in any Person other than in a Subsidiary that becomes a Guarantor and that grants a first perfected security interest in its assets in favor of Lender; provided, however, that Cumberland Emerging Technologies Inc. is not required to become a Guarantor or grant any such security interest in favor of Lender.
6.10    Sale of Assets. Sell or transfer any assets to any Person (i) outside the ordinary course of business or (ii) in excess of $100,000 in the aggregate in any fiscal year.
6.11    Dividends and Repurchase or Redemption of Stock. Borrower shall not be permitted to pay dividends or to repurchase or redeem shares of its stock or that of any Subsidiary except that Borrower may pay dividends or repurchase or redeem such stock in an aggregate amount of no more than $12,000,000 during any three-year period beginning with the closing date; provided that this Section 6.11 shall not apply to dividends or repurchases or redemptions of stock of Cumberland Emerging Technologies Inc.
6.12    Acquisition. Borrower may not make any Acquisition, unless: (a) no Default or Event of Default under the Note has occurred or is threatened, and (b) prior to any such Acquisition, Borrower delivers to Lender a pro forma “Post-Acquisition” calculation of the financial covenants, which pro-forma calculation shall establish to Lender’s satisfaction that the Acquisition shall not cause the required financial covenants to be violated.
6.13    Change in Business. Engage in any business in which Borrower and any Guarantor is not currently engaged, except for complimentary lines of business approved in writing by Lender.
6.14    Cumberland Emerging Technologies, Inc. Extend a loan or downstream monies in excess of $100,000.00 in the aggregate to Cumberland Emerging Technologies, Inc. without the express prior written consent of Lender.
ARTICLE VII
EVENTS OF DEFAULT
7.1    Events of Default. Any of the following events shall be considered an Event of Default (and shall be considered a Default pending the passage of time, giving of notice or other condition specified below):
(a)    Principal and Interest Payments. Borrower fails to pay any amount due hereunder, under the Note (including without limitation principal and interest payments) or any other Loan Document within ten (10) days of the applicable due date; provided, however, no grace period shall be permitted for the final payment of principal and interest due on any applicable maturity date; or
(b)    Representations and Warranties. Any representation, warranty, statement (including financial statements), certification or data made or furnished by or on behalf of the Borrower or any Guarantor in connection with this Agreement or any other Loan Document is incorrect in any material respect as of the date as of which the facts therein set forth were stated or certified; or
(c)    Obligations. The Borrower or any Guarantor fails to perform any of the promises, covenants or obligations contained in or required by this Agreement, the Note, or any other Loan Document within ten (10) days of Borrower’s or Guarantor’s, as applicable, receipt of written notice of such failure; provided no notice and cure period shall be applicable to a violation of Section 5.3, Section 5.6, Section 5.9, and Article VI; or
(d)    Involuntary Bankruptcy or Receivership Proceedings. Any of the following events or conditions occurs with respect to the Borrower or any Guarantor and is not dismissed within sixty (60) days: (i) a receiver, custodian, liquidator, or trustee of itself or of any of its respective Property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or (ii) any of its Property is sequestered by court order; or (iii) a petition is filed against it under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect; or
(e)    Voluntary Petitions. Borrower or any Guarantor files (or takes formal company action authorizing the filing of) a voluntary bankruptcy petition or other petition to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction or consents to the filing of any such petition against it under any such law; or
(f)    Assignments for Benefit of Creditors, Etc. Borrower or any Guarantor makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of itself or of all or any part of its Property; or
(g)    Cross-Default on Other Debt or Security. Subject to any applicable grace period or waiver prior to any due date, (i) Borrower or any Guarantor fails to make any payment due on any of its Debt, in excess of $250,000.00, and (ii) any trustee or any holder of such Debt accelerates all of such debt so as to become due prior to its stated maturity or its regularly scheduled dates of payment; or
(h)    Undischarged Judgments. Any court or other governmental authority renders judgment against the Borrower or any Guarantor for the payment of money in excess of $250,000, payment of which is not fully covered by valid collectible insurance or for which execution is not stayed by bond or otherwise; or
(i)    Default Under Loan Documents. A default shall occur under any other Loan Document; or
(j)    Change in Control. A Change in Control of the Borrower or any Guarantor occurs; or
(k)    Material Adverse Change. A reasonable determination by Lender that a Material Adverse Change in the business or financial condition of the Borrower or any Guarantor has occurred, or that a Material Adverse Change has occurred in the value of the Collateral, or that any other circumstance or event has created a Material Adverse Change; or
(l)    Cessation of Business, Etc. The liquidation of the Borrower or any Guarantor, or the termination or suspension of business of the Borrower or any Guarantor; or
(m)    Sale of Assets. The sale of all or substantially all of the assets of the Borrower or any Guarantor other than in the ordinary course of business; or

(n)    Defaults to Lender. Borrower or any Guarantor defaults to Lender in the performance under any indebtedness or Debt owed to Lender; or
(o)    Fraud. The Borrower or any Guarantor commits fraud.
7.2    Remedies. Upon the occurrence of an Event of Default, Lender may declare the entire principal amount of all Indebtedness then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which the Borrower hereby expressly waives, and, at Lender’s sole discretion and option, all obligations of Lender under this Agreement shall immediately cease and terminate unless and until Lender shall reinstate such obligations in writing. Such acceleration and cessation of Lender’s obligations shall occur automatically, without any declaration by Lender or any notice, upon the occurrence of an Event of Default under Section 7.1(d), (e) or (f). Upon the occurrence of any Event of Default, Lender may also exercise all rights against any of the Collateral described in the Security Documents or afforded a creditor under applicable law, and/or bring an action to protect or enforce its rights under the Loan Documents or seek to collect the Indebtedness by any lawful means. All remedies provided in this Agreement or in any other Loan Documents shall be cumulative, in addition to all other remedies available to Lender under the principles of law and equity or pursuant to any other body of law, statutory or otherwise, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
7.3    Right of Set‑off. Upon the occurrence and during the continuance of any Event of Default, Lender is authorized, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set‑off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any and all of the Indebtedness, irrespective of whether or not Lender shall have accelerated the Indebtedness or made any demand under this Agreement or the Note and although such obligations may be unmatured.
7.4    Default. Upon the occurrence of a Default, the Lender, at its option and without liability to the Borrower or to any other Person, may cease funding Advances under the Note until such time as the Default is cured.
7.5    Liquidity Cure. For a fifteen (15) day period after the occurrence of an Event of Default under Section 6.7 hereof (such Event of Default being deemed to have occurred on the date on which the Compliance Certificate for such period is required to be delivered pursuant to Section 5.1(c) hereof), Borrower may cure such Event of Default by depositing and maintaining on account with Lender a cash amount equal to all outstanding Indebtedness hereunder. The Borrower may only exercise the liquidity cure described hereinthree times during any rolling three (3) year period and in not more than two consecutive quarters.

GENERAL PROVISIONS
7.6    Notices. All notices, requests, demands, directions and other communications (collectively “Notices”) required under this Agreement shall be in writing and shall be sent by hand, by registered or certified mail return receipt requested or by overnight courier service maintaining records of receipt, in all cases with charges prepaid. Any such properly given notice shall be effective upon the earlier of receipt or (a) the date delivered by hand, or (b) the third Business Day after being mailed, or (c) the following Business Day if sent by overnight courier service. All notices shall be sent to the applicable party at its address (or facsimile number) set forth below or in accordance with the last written direction from such party to the other party hereto:

Borrower:    Cumberland Pharmaceuticals Inc.
Attn: Chief Financial Officer
2525 West End Avenue
Suite 950
Nashville, TN 37203
Lender:    Pinnacle Bank
150 3rd Avenue South, Suite 800
Nashville, TN 37201
Attn: Tim Bewley, Senior Vice President
7.7    Invalidity. If any one or more of the provisions contained in any Loan Document for any reason shall be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document.
7.8    Term of This Agreement. This Agreement shall be binding on the Borrower as long as any portion of the Indebtedness remains outstanding or Lender has any obligations to make Advances hereunder, except that each Borrower’s representations, warranties, and indemnity agreements shall survive the payment in full of the Indebtedness and the termination of this Agreement.
7.9    Successors and Assigns. No Borrower shall assign its rights or delegate its duties under this Agreement or any other Loan Document. All covenants and agreements made by or on behalf of the Borrower in any Loan Document shall bind such Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and permitted assigns.
7.10    Participation. Lender shall have the right to enter into one or more participation or syndication agreements with one or more participating lenders approved by Lender on such terms and conditions as Lender shall deem advisable.
7.11    Waivers. As provided in T.C.A. Section 47‑50‑112, no custom, conduct, action or course of dealing on the part of Lender, its officers, employees, consultants, or agents, nor any failure or delay by Lender with respect to exercising any right, power, or privilege of Lender under the Note, this Agreement, or any other Loan Document shall operate as a waiver thereof, except as otherwise provided in this Agreement. Lender may from time to time waive any requirement hereof, including any of the Conditions Precedent, but no waiver shall be effective unless in writing and signed by Lender. The execution by Lender of any waiver shall not obligate Lender to grant any further, similar, or other waivers.
7.12    Amendments. This Agreement may not be modified or amended except in writing signed by the Borrower and Lender.
7.13    Governing Law. This Agreement, the Note, and the other Loan Documents constitute a contract made under, and shall be construed in accordance with and governed by, the laws of the State of Tennessee.
7.14    No Fiduciary Relationship. Nothing contained herein or in any related document shall be deemed to create any partnership, joint venture or other fiduciary relationship between Lender and the Borrower for any purpose.
7.15    Nature of Commitment. Lender’s obligation to make Advances shall be deemed to be pursuant to a contract to make a loan or to extend debt financing or financial accommodations to or for the benefit of the Borrower within the meaning of Sections 365(c)(2) and 365(e)(2)(B) of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.
7.16    Governance; Exhibits. The terms of this Agreement shall govern if determined to be in conflict with the terms or provisions in any other Loan Document. The exhibits attached to this Agreement are incorporated in this Agreement and shall be considered a part of this Agreement except that in the event of any conflict between an exhibit and this Agreement or another Loan Document, the provisions of this Agreement or the Loan Document, as the case may be, shall prevail over the exhibit.
7.17    Time of Essence. Time is of the essence with regard to each and every provision of this Agreement.
7.18    Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all out‑of‑pocket costs and expenses of Lender (including the reasonable fees and out‑of‑pocket expenses of Lender’s attorneys, paralegals, accountants, auditors, and consultants) incurred by Lender in connection with the preparation, execution, delivery, administration, interpretation, amendment, waiver or enforcement of this Agreement or the other Loan Documents, or in the protection of Lender’s rights under the Loan Documents (including any suit for declaratory judgment or interpretation of the provisions hereof and any bankruptcy, insolvency or condemnation proceedings involving the Borrower, its Property, and/or any Collateral); provided that with regard to litigation costs, the Lender shall be entitled to recover such costs only in the event that it is the prevailing party. Notwithstanding the foregoing, the Lender agrees to pay indebtedness taxes under Tennessee Code Annotated Section 67‑4‑409 due upon the recordation of its financing statements. Upon Lender’s request, the Borrower shall promptly reimburse Lender for all amounts expended, advanced, or incurred by Lender in endeavoring to satisfy any obligation of any Borrower under this Agreement or any other Loan Documents, or to perfect a Lien in favor of Lender, or to protect the Properties or business of any Borrower or to collect the Indebtedness, or to enforce or protect the rights of Lender under this Agreement or any other Loan Document, including all court costs, attorney’s and paralegal’s fees, fees of auditors and accountants, and investigation expenses reasonably incurred by Lender in connection with any such matters, and all such amounts shall bear interest at the Default Rate until paid in full. All obligations under this Section shall be part of the Indebtedness and shall survive any termination of this Agreement.
7.19    Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages (by facsimile transmission or otherwise), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
7.20    Distribution of Information. The Borrower hereby authorizes Lender, as Lender may elect in its sole discretion, to discuss with and furnish to any affiliate of Lender, to any government or self‑regulatory agency with jurisdiction over Lender, or to any participant or prospective participant, all financial statements, audit reports and other information pertaining to the Borrower whether such information was provided by the Borrower or prepared or obtained by Lender or third parties. Neither Lender nor any of its employees, officers, directors or agents make any representation or warranty regarding any audit reports or other analyses of the Borrower which Lender may elect to distribute, whether such information was provided by the Borrower or prepared or obtained by Lender or third parties, nor shall Lender or any of its employees, officers, directors or agents be liable to any Person receiving a copy of such reports or analyses for any inaccuracy or omission contained in such reports or analyses or relating thereto.
7.21    Jurisdiction; Venue; Service of Process. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS LOCATED IN DAVIDSON COUNTY, TENNESSEE, INCLUDING WITHOUT LIMITATION FEDERAL COURTS SITTING IN THE MIDDLE DISTRICT OF TENNESSEE AND THE CHANCERY COURT FOR DAVIDSON COUNTY, TENNESSEE, FOR ANY SUIT BROUGHT OR ACTION COMMENCED IN CONNECTION WITH THIS AGREEMENT, ANY OF THE INDEBTEDNESS OR OBLIGATIONS, ANY COLLATERAL, OR ANY

RELATIONSHIP BETWEEN LENDER AND THE BORROWER, AND AGREES NOT TO CONTEST OR CHALLENGE VENUE IN ANY SUCH COURTS.
7.22    Jury Waiver. THE BORROWER HEREBY KNOWINGLY, WILLINGLY AND IRREVOCABLY WAIVES ITS RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OF THE INDEBTEDNESS OR OBLIGATIONS, ANY COLLATERAL, OR ANY RELATIONSHIP BETWEEN LENDER AND THE BORROWER. THE BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS SECTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
7.23    Waiver of Certain Damages. IN ANY ACTION TO ENFORCE THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS UNDER THE LAWS OF ANY STATE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES.
7.24    Entire Agreement. This Agreement represents the entire agreement between the parties hereto except for such other agreements set forth in the Loan Documents, superseding any and all other agreements, promises or representations existing prior to or made simultaneously with this Agreement. Any oral statements regarding the subject matter of this Agreement are merged herein.
ARTICLE VIII
DEFINITIONS AND USAGE
8.1    Defined Terms. In addition to other words and terms defined in the preamble hereof or elsewhere in this Agreement, the following terms shall have the following meanings herein, unless the context expressly requires otherwise:
“Acquisition” means a stock purchase transaction and/or an asset purchase transaction of an entity engaged in the same or substantially the same business as the Borrower or which is engaged in a complimentary business to that of Borrower.
“Advance” means any advance or other extension of credit made by Lender to Borrower under the Note.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, firm or corporation whether through the ownership of voting securities, by contract or otherwise.
“Bank Product Obligations” means all obligations and other liabilities of Borrower to the Lender or any affiliate of Lender in respect of any of the following services provided to Borrower by such Lender or affiliate of Lender: (a) any treasury or other cash management services, including (1) deposit account, (2) automated clearing house (ACH) origination and other funds transfer, (3) depository (including cash vault and check deposit), (4) zero balance accounts and sweep, (5) return items processing, (6) controlled disbursement, (7) positive pay, (8) lockbox, (9) account reconciliation and information reporting, (10) payable outsourcing, (11) payroll processing, and (12) trade finance services; and (b) card services, including (1) credit card (including purchasing card and commercial card), (2) prepaid card, including payroll, stored value and gift cards, (3) merchant services processing, and (4) debt service card services.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Tennessee.
“Change in Control” means:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries (excluding Cumberland Emerging Technologies Inc.), and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all collateral securing or intended to secure the Indebtedness, as described in Article II hereof.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.
“Conditions Precedent” means those matters or events that by the terms of the Loan Documents must be completed or must occur or exist before Lender would become obligated to fund any Advance, including, without limitation, those matters described in Article IV hereof.
“Debt” means all of a Person’s obligations, contingent or otherwise, that would be classified on its balance sheet as its liabilities in accordance with GAAP, including, in any event and without limitation, (a) liabilities secured by any mortgage, pledge or lien existing on Property owned by such Person, whether or not the liability secured thereby has assumed by such Person; (b) all indebtedness and other similar monetary obligations of such Person; (c) all guaranties, obligations in respect of letters of credit, endorsements (other than endorsements of negotiable instruments for purposes of collection in the ordinary course of business), obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of Debt of others and other contingent obligations in respect of, or to purchase, or otherwise acquire, or advance funds for the purchase of, Debt of others; (d) all obligations of such Person to indemnify another Person to the extent of the amount of indemnity, if any, that would be payable by such Person at the time of determination;

(e) the principal portion of all obligations of such Person under capital leases (specifically excluding obligations under operating leases), (f) all obligations of such Person to purchase or repurchase any accounts, instruments, chattel paper or general intangibles, and (g) all Rate Management Obligations (excluding Excluded Rate Management Obligations).
“Default” means the occurrence of any of the events specified in Section 7.1 hereof, even though any requirement for notice or lapse of time or other condition precedent has not been satisfied.
“Default Rate” means the rate otherwise applicable under the Note plus 400 basis points per annum.
“EBITDA” means Net Income Attributable to Borrowers Shareholders, plus to the extent deducted in determining Net Income Attributable to Borrowers Shareholders, and without duplication, the sum of (A) Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, and (E) Non-Cash Compensation Expense, determined at each fiscal quarter end on a rolling four (4) quarter basis.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any hazardous material.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“Event of Default” means the occurrence of any of the events specified in Section 7.1 hereof, provided that any requirement in Section 7.1 for notice or lapse of time or other condition precedent has been satisfied.
“Excluded Rate Management Obligation” means, with respect to any guarantor of a Rate Management Obligation, including the grant of a security interest to secure the guaranty of such Rate Management Obligation, any Rate Management Obligation if, and to the extent that, such Rate Management Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Rate Management Obligation. If a Rate Management Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Rate Management Obligation that is attributable to swaps for which such Rate Management Obligation or security interest is or becomes illegal.
“Funded Debt” means (1) all obligations for money borrowed, (2) all obligations evidenced by a bond, indenture, note, letter of credit or similar instrument, (3) all obligations under capital leases (excluding lease of office space), and (4) all other obligations upon which interest charges are customarily paid.
“Funded Debt Ratio” means the ratio of Funded Debt divided by EBITDA, as determined at the end of each fiscal quarter on a rolling four (4) quarter basis.
“GAAP” means generally accepted accounting principles as in effect from time to time.

“Guarantors” means each of Cumberland Pharma Sales Corp., and any permitted future Subsidiary of the Borrower and/or any Guarantor, but shall exclude Cumberland Emerging Technologies Inc.
“Guaranty” means a guaranty agreement executed by each Guarantor in form and substance acceptable to Lender whereby each Guarantor agrees, among other things, to guarantee repayment of the Indebtedness to Lender.
“Indebtedness” means any and all amounts and liabilities of any nature owing or to be owing by Borrower to Lender from time to time in respect of the Loan, whether now existing or hereafter incurred.
“Interest Expense” means interest expense (including without limitation the interest component of any payments in respect of capital leases capitalized or expensed during such period) determined for such fiscal quarter and the prior three fiscal quarters.
“Lender’s Office” means the office of Lender located at the address set forth in Section 8.1 hereof, as modified from time to time.
“LIBOR” means the rate per annum for deposits in U.S. dollars for a one month period appearing on that page of the Bloomberg’s Report which displays Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) Interest Settlement Rates for deposits in U.S. dollars (or if page or service shall cease to be available, such other page on that service or such other service designated by the Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) for the display of such Administration’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the first Business Day of each month during the term of the Note; provided that if such rate or service is not available to the Lender for any reason, LIBOR means the rate of interest determined by the Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. dollars are offered to the Lender the first Business Day of each month during the term of the Note by leading banks in the London interbank market as of 10:00 a.m. (Nashville, Tennessee time) for a one month period and in an amount comparable to the amount of the outstanding balance under the Note.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including, without limitation, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale, trust receipt or a lease, consignment, or bailment for security purposes. The term “Lien” includes reservations, exceptions, encroachments, easements, rights‑of‑way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting any Property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
“Loan” means the revolving credit facility described in Section 1.1 hereof.
“Loan Documents” means, collectively, all of the agreements, documents, papers and certificates executed, furnished or delivered in connection with this Agreement (whether before, at, or after the Closing Date) or at any time evidencing or securing any of the Indebtedness, including, without limitation, this Agreement, the Note, the Security Documents, the Guaranties, any Rate Management Agreement, and all other documents, certificates, reports, and instruments that this Agreement requires or that were executed or delivered (or both) at Lender’s request.
“Material Adverse Effect” or “Material Adverse Change” means, as applicable, a material adverse effect on, or material adverse change in, (a) the business, operations or financial condition of the Borrower and/or the Guarantors, (b) the value of the Collateral, (c) the ability of the Borrower or any Guarantor to perform its Obligations, as applicable, under any of the Loan Documents, or (D) Lender’s ability to enforce the rights and remedies granted under this Agreement or any of the other Loan Documents, in all cases whether attributable to a single circumstance or event or an aggregation of circumstances or events.
“Maturity Date” means July 28, 2020.
“Net Income Attributable to Borrowers Shareholders” means for any period, the net income (or loss) of a Person for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, and (iii) any income (or loss) of any Person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with such Person on the date that such Person’s assets are acquired.
“Non-Cash Compensation Expense” means non-cash compensation applicable to employees and non-employees of Borrower, as reflected in a line item depicted on Borrower’s financial statements and calculated in substantially the same manner as calculated historically, provided that, in no event shall the amount of Non-Cash Compensation Expense used in the calculation of EBITDA exceed in any period of determination an amount equal to $2,000,000.00.
“Note” means that certain Revolving Credit Note issued by Borrower to the order of Lender in the principal amount of up to $12,000,000.00 of even date herewith, as such may be amended and/or restated from time to time.
“Notice of Revolving Borrowing” means a notice provided by Borrower to Lender pursuant to Section 1.3 herein.
“Obligations” means all of the Indebtedness and all of Borrower’s and Guarantors’ undertakings in the Loan Documents including, but not limited to, all agreements, representations, warranties, and covenants, and specifically including any Rate Management Obligations (excluding any Excluded Rate Management Obligation) and Bank Product Obligations.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Permitted Liens” shall mean (a) liens for taxes incurred in the ordinary course of business not yet due and payable, (b) liens in favor of mechanics, workmen and materialmen and statutory construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet due or that are being contested in good faith or to which adequate reserves exist on the financial statements of the Debtor, and (c) rights reserved to or vested in any governmental or regulatory authority to control or regulate any real property or interests therein in any manner, and all laws, statutes, rules, regulations, ordinances and other pronouncements of any governmental or regulatory authority.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government, or any agency or political subdivision thereof, or any other form of entity.
“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower and covered by Title IV of ERISA or to which Section 412 of the Code applies.
“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time, and shall include but not be limited to the Rate Management Agreement and all schedules, confirmations and documents confirming transactions thereunder.
“Rate Management Obligations” means any and all obligations of Borrower to Lender or any Affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, or evidenced (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement. Rate Management Obligations shall specifically include any obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.
“Security Agreements” means each Security Agreement executed by the Borrower and the Guarantors in favor of Lender of even date herewith, as such may be amended and/or restated from time to time.
“Security Documents” means any and all instruments creating, evidencing or providing security at any time for the Obligations, including, without limitation, the Security Agreements, Stock Pledge Agreement, and all UCC financing statements filed in conjunction therewith.
“Stock Pledge Agreement” means that certain Stock Pledge Agreement entered into by the Borrower in favor of Lender of even date herewith, as such may be amended, together with all stock powers and Regulation U forms, as may be applicable.
“Subsidiary” means, at the time as of which any determination is being made, any corporation, partnership, or other entity of which more than fifty percent (50%) of the issued and outstanding voting securities is owned or controlled, directly or indirectly, by any Person.
“UCC” means the Uniform Commercial Code as adopted in the State of Tennessee.
8.2    Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP consistent with those in effect at the Closing Date.
8.3    General Construction; Captions. All definitions and other terms used in this Agreement are equally applicable to the singular and plural forms thereof, and all references to any gender include all other genders. The captions in this Agreement are for convenience only, and in no way limit or amplify the provisions hereof.
8.4    UCC Terms. Terms used in this Agreement that are defined in the UCC shall have the same meanings herein, except as otherwise expressly provided or amplified (but not limited) herein.

8.5    References to Documents and Laws. All defined terms and references in this Agreement with respect to any agreements, notes, instruments, certificates or other documents shall be deemed to refer to such documents and to any amendments, modifications, renewals, extensions, replacements, restatements, substitutions and supplements of and to such documents. Unless otherwise provided, all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations.

[signatures commence on next page]

ENTERED INTO as of the date first written above.

BORROWER: CUMBERLAND PHARMACEUTICALS INC.
By:	/s/ A.J. Kazimi
A.J. Kazimi,
Chairman and Chief Executive Officer

LENDER: PINNACLE BANK
By:	/s/ Tim Bewley
Tim Bewley,
Senior Vice President

STATE OF TENNESSEE    )
COUNTY OF ______________    )
Before me, ______________________________, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared A.J. Kazimi, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be Chairman and CEO of Cumberland Pharmaceuticals, Inc., a Tennessee corporation, the within named bargainor, and that as such Chairman and CEO of the corporation, he, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such Chairman and CEO for the corporation.
WITNESS my hand and seal at office in _______________, Tennessee, this the _____ day of July, 2017.

Notary Public
My Commission Expires:

[Signature Page to Loan Agreement]

SCHEDULE 3.18
COLLATERAL LOCATIONS, LEASES,
AND STORAGE AGREEMENTS
Cardinal Health SPS
501 Mason Road, Ste 200, LaVergne , TN 37086

EXHIBIT A
COMPLIANCE CERTIFICATE
QUARTERLY COMPLIANCE CERTIFICATE
Date:    As of the Quarter End:
To:    Pinnacle Bank (“Pinnacle”)
This certificate, which is duly signed by a senior officer of the Borrower certifies that:
a)    Borrower is/is not in full compliance with all loan agreements, promissory notes and other loan documents between Borrower and Pinnacle. If not in compliance, summarize below or on a separate attached page.
b)    The attached covenant calculations are/are not accurate and are/are not calculated in accordance with the loan agreements. If the response is negative, the following financial covenant violation(s) exist(s). If not in compliance, summarize below or on a separate attached page.
Summarization of violations or other:
Cumberland Pharmaceuticals Inc.
By:
Title:

FORM OF COVENANT COMPLIANCE CERTIFICATE
FINANCIAL COVENANT
(Calculated in accordance with GAAP)
Calculation Date: _______________
Funded Debt Ratio.
•    Funded Debt (Numerator)    $
Divided By
•    EBITDA
•    Net Income Attributable to Borrowers Shareholders    $
•    Plus: Interest Expense    $
•    Plus: Income Tax Expense•    $
•    Plus: Depreciation Expense    $
•    Plus: Amortization Expense    $
•    Plus: Non-Cash Compensation Expense    $
•    Equals: EBITDA (Denominator)    $
Ratio of Numerator to Denominator (Funded Debt Ratio):
Calculation shall not exceed 2.50 to 1.00, all as calculated on a rolling four quarter basis